Exhibit 10.1

VISHAY INTERTECHNOLOGY, INC.
63 Lancaster Avenue
Malvern, Pennsylvania 19355

May 20, 2020

Mr. Joel Smejkal

Re: Amendment to Employment Agreement

Dear Joel:

Reference is made to that certain employment agreement dated February 15, 2018, by and between you, Vishay Americas, Inc., a Delaware corporation,  and Vishay Intertechnology, Inc., a Delaware corporation (the “Employment Agreement”). Effective July 1, 2020 (the “Transition Date”), the Employment Agreement is hereby amended as described below.

(A) Section 3.1 of the Employment Agreement is replaced in its entirety with the following:

Position.  During the Term, Executive shall serve as Executive Vice President – Corporate Business Development, or any other position which will be agreed by the parties, reporting directly to the Chief Executive Officer of Vishay or such other individual as may be designated by the Chief Executive Officer of Vishay from time to time.

(B) Section 4.1 of the Employment Agreement is replaced in its entirety with the following:
Base Salary.  Vishay Americas shall pay Executive a base salary of not less than $561,966 per year (the “Base Salary”), which shall be reviewed annually by the Compensation Committee.  Such Base Salary shall be paid in accordance with Vishay Americas’ standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive (for example, with respect to 401(k) plan contributions).
(C) Vishay Americas, Inc. hereby assigns the Employment Agreement, and all its rights and obligations thereunder, to Vishay Dale Electronics, LLC, and Vishay Dale Electronics, LLC hereby assumes the Employment Agreement, and all the rights and obligations of Vishay Americas, Inc. thereunder.  Accordingly, all references in the Employment Agreement to Vishay Americas, Inc. (or Vishay Americas) are replaced with references to Vishay Dale Electronics, LLC. For the avoidance of doubt, this amendment shall not be considered a termination of employment by Vishay Americas, Inc. and shall not create any entitlement to payments, rights or benefits under Section 6.2 of the Employment Agreement.

This letter agreement shall constitute an amendment to the Employment Agreement, effective as of the Transition Date, and except as otherwise set forth herein, all other terms and conditions of the Employment Agreement remain unchanged. For the avoidance of doubt, there will be no change to your annual bonus opportunity with respect to the 2020 calendar year, as such bonus opportunity was previously communicated to you.

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To confirm your agreement with the foregoing, please countersign this letter agreement in the space below provided.

By:	VISHAY AMERICAS, INC. /s/ Michael S. O'Sullivan
Name: Michael S. O'Sullivan Title: Senior Vice President

By:	VISHAY INTERTECHNOLOGY, INC. /s/ Gerald Paul
Name: Dr. Gerald Paul Title: CEO

By:	VISHAY DALE ELECTRONICS, LLC /s/ Michael S. O'Sullivan
Name: Michael S. O'Sullivan Title: Manager and SVP

Accepted and agreed:
/s/ Joel Smejkal
JOEL SMEJKAL DATE: